Exhibit 99.1

November 10, 2011	MEDIA AND INVESTOR RELATIONS CONTACT:	Jonni Anwar
	Phone:	303/605-1868
	24-Hour:	303/887-5419

DCP Midstream Partners Closes New $1.0 Billion, Five-year Credit Facility

DENVER, November 10 — DCP Midstream Partners, LP (NYSE: DPM) announced today that it has entered into a new $1.0 billion, five-year senior unsecured revolving credit facility. The credit facility includes an option permitting an increase in the size of the facility to an aggregate of $1.25 billion by receiving commitments from new or existing lenders. The new credit facility replaces the existing $850 million, five-year senior unsecured revolving credit facility that matures in June 2012.

“We appreciate the continued strong support from our bank group,” said Angela Minas, Vice President and Chief Financial Officer. “This new facility enhances our liquidity and financial flexibility to execute on our growth plans, including co-investment opportunities with our general partner.”

Wells Fargo, N.A. will serve as Administrative Agent, Citibank, N.A. acted as Syndication Agent with Bank of America, N.A., Barclays Bank PLC, and Royal Bank of Canada acting as Documentation Agents.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP website at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.